SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MILLIPORE CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 28, 2004

To the Stockholders of

Millipore Corporation

The Annual Meeting of Stockholders of Millipore Corporation (“Millipore”) for 2004 will be held at Millipore’s Offices, 290 Concord Road, Billerica, Massachusetts 01821 on Wednesday, April 28, 2004 at 11:00 a.m. local time, for the following purposes:

1.	To elect for a three-year term (expiring in 2007) the three Class II Directors; and

2.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record on the books of Millipore at the close of business on March 5, 2004 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors
Jeffrey Rudin, Clerk

Billerica, Massachusetts

March 22, 2004

Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

MILLIPORE CORPORATION

290 Concord Road

Billerica, Massachusetts 01821

978 715-4321

PROXY STATEMENT

This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter “Millipore” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at Millipore’s Offices, 290 Concord Road, Billerica, Massachusetts 01821 on Wednesday, April 28, 2004 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 22, 2004.

The Board of Directors of Millipore has fixed the close of business on March 5, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of March 5, 2004 there were approximately 49,305,370 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Millipore’s Transfer Agent, American Stock Transfer & Trust Company (“American Stock Transfer”) has agreed to distribute proxy material; solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons at no additional charge to Millipore other than monies reimbursed by American Stock Transfer to custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials in accordance with the regulations of the Securities & Exchange Commission and the New York Stock Exchange.

CONFIDENTIAL VOTING POLICY

Millipore has in effect a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

Millipore’s Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

Millipore has retained American Stock Transfer, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed American Stock Transfer as to the Company’s Confidential Stockholder Voting Policy.

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker “non votes” will be considered a vote “Against” the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote “Against” the matter; but broker “non votes” will have no affect on the outcome, i.e., they will not be considered.

MANAGEMENT AND ELECTION OF DIRECTORS

Millipore’s By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies). The Board of Directors has determined that all of its members, with the exception of Mr. Lunger, satisfy the requirements for an “independent” director as defined in the NYSE listing standards applicable to corporate governance. No member, except Mr. Lunger, has a material relationship with the Company. Dr. Scolnick is President Emeritus of Merck Research Laboratories. Merck & Co. is a customer of the Company, but its purchases do not exceed the independence thresholds contained in the listing standards and this relationship does not, in the view of the Board, compromise Dr. Scolnick’s ability to be independent of management.

Stockholders this year will be voting on the election of the three individuals identified as Class II Directors, whose terms will expire at the Annual Meeting of Stockholders in 2007. Each nominee in Class II is now a director of Millipore and was elected as such at the 2001 Annual Meeting of Stockholders, except for Edward M. Scolnick who was elected to the Board of Directors effective December 5, 2001. Dr. Scolnick was identified as a potential nominee to the Board of Directors by a third party search firm retained by the Governance and Public Policy Committee of the Board of Directors, using criteria established by this Committee given the make up of the Board of Directors at that time (see “Committees, Meetings and Fees of Directors”). The search firm was compensated for services rendered in identifying and evaluating potential nominees. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Six Directors will continue in office for the remainder of the terms indicated below.

Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

A favorable vote by stockholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class II Directors.

Nominees for Election as Directors for Terms Expiring in 2007 (Class II)

Prof. Dr. Daniel Bellus, 66, University of Fribourg (Switzerland)

Prof. Dr. Bellus has been a Director of Millipore since 2000, and is currently a Member of the Governance and Public Policy Committee.

Prof. Dr. Bellus received his Master’s Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy’s research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of “Bellus Science and Innovation, International Consulting,” located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 49 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including Swiss and American Chemical Society. He also serves as a member and delegate of Swiss IUPAC Committee; as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel); as a member of the Board of Directors of Chemgen Pharma International Pvt. Ltd. (Calcutta) and as a member of several Scientific Advisory Boards in Switzerland, USA and the Czech Republic.

Robert C. Bishop, Ph.D., 61, Chairman of the Board, AutoImmune, Inc.

Dr. Bishop has been a Director of Millipore since 1997 and is currently a Member of the Audit and Finance Committee and the Governance and Public Policy Committee. Dr. Bishop is also the Lead Director.

Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. Since 1992, Dr. Bishop has served as President and Chief Executive Officer of AutoImmune, Inc., a

biopharmaceutical company. During 1999, he also became Chairman of the AutoImmune Board of Directors. Dr. Bishop serves as a member of the Board of Directors of Caliper Life Sciences, Inc., as a member of the Board of Directors of Optobionics Corporation; and as a Trustee, MFS/Compass Funds Complex (consisting of seven funds/thirty-six portfolios advised by MFS Investment Management).

Edward M. Scolnick, M.D., 63, President Emeritus, Merck Research Laboratories

Dr. Scolnick has been a Director of Millipore since 2001 and is currently a Member of the Audit and Finance Committee.

Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company’s Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research. In 1985, Dr. Scolnick became President of Merck Research Laboratories, and Senior Vice President of Merck & Co., Inc., serving in both capacities until his resignation in December 2002, to continue his work as a research scientist. He also served as Executive Vice President, Science & Technology of Merck & Co., Inc. from 1993, and as a Director of Merck & Co., Inc., from 1997, resigning from both positions in December 2002. Dr. Scolnick has received numerous academic appointments and is currently Frank H.T. Rhodes Class of ‘56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. Dr. Scolnick has served on the governing boards of many scientific organizations. He is currently a Member of the National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; and McGovern Institute for Brain Research. Dr. Scolnick is currently President of the Pennsylvania Montgomery County Chapter of the National Alliance for the Mentally Ill. He is also a Director of Renovis, Inc. and TransForm Pharmaceuticals, Inc.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2005 Annual Meeting of Stockholders (Class III)

Maureen A. Hendricks, 52, Former Managing Director, Salomon Smith Barney, Inc.

Mrs. Hendricks has been a Director of Millipore since 1995, and is currently Chairwoman of the Management Development and Compensation Committee and a Member of the Audit and Finance Committee.

Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm’s European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm’s Global Debt Capital Markets and had responsibility for the firm’s corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter’s subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks was an Advisory Managing Director of Salomon Smith Barney from May 2001 until January, 2003. Mrs. Hendricks is the Lead Director of the Board of Directors of Bimini Mortgage Management, Inc. and Chairman of the Audit Committee of the same firm. Mrs. Hendricks previously served on the Board of Directors of the Young Women’s Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

Richard J. Lane, 53, Former Chief Executive Officer, Andrx Corporation

Mr. Lane has been a Director of Millipore since 1999, and is currently a Member of the Management Development and Compensation Committee.

Mr. Lane received an undergraduate degree from Temple University in 1973 and an M.B.A. in 1978 from The Wharton School, University of Pennsylvania. From 1973 to 1980, Mr. Lane held various sales and product management positions with Lederle Labs (1973-1979) and A.H. Robins & Co. (1979-1980). In 1980 Mr. Lane joined Merck & Company, Inc., a leading pharmaceutical company, and served in positions of increasing responsibility in marketing and business planning and development, including Director, Business Development (1984-1986); Executive Director of Marketing (1989-1990); Managing Director, Merck, Sharp and Dohme (Europe) in the U.K. (1990-1991); Senior Vice President, Europe, Merck Human Health Division (1991-1993) and President, Merck Human Health North America (1994). In 1995, Mr. Lane joined Bristol-Myers Squibb Company, a diversified worldwide health and personal care products company as Senior Vice President, Marketing and Medical, U.S. Primary Care Division, becoming President, U.S. Pharmaceutical Primary Care Division (1997) and President, U.S. Pharmaceutical Group (1997-1998). In 1998, Mr. Lane assumed the position of President, U.S. Medicines and Worldwide Franchise Management. He was also responsible for the Company’s U.S. and Japan Consumer Medicines businesses. In January 2002, Mr. Lane assumed responsibility as President, Worldwide Medicines, Bristol-Myers Squibb and subsequently became Executive Vice President of Bristol-Myers Squibb. Mr. Lane was Chief Executive Officer and a Director of Andrx Corporation, a Florida-based specialty pharmaceutical company, from June 2002 to February 2004. Mr. Lane serves as a member of civic and non-profit associations, including membership on the Board of Directors for the Seabrook Foundation.

Francis J. Lunger, 58, Chairman, President, and Chief Executive Officer, Millipore Corporation

Mr. Lunger received a B.S. degree in Accounting from Gannon University (PA) in 1968. From 1970-1976, Mr. Lunger practiced public accounting with Arthur Andersen & Co. In 1976, he joined Baxter International, a leading manufacturer of healthcare products and served in various management positions: Acting General Manager, Wallerstein Division (1976-1978); Vice President, Travenol International, Finance and Administration (1978-1980); Corporate Controller (1980-1982); and Vice President, Travenol Home Health Care (1982-1983). In 1983, Mr. Lunger joined Raychem Corporation, a developer, manufacturer and supplier of high-performance products utilizing specialized materials, serving as Corporate Controller until 1988. From 1988-1991, he served as Vice President, Finance. In 1991, Mr. Lunger became Vice President and Assistant General Manager for the Electronics Sector of Raychem, serving in that position until 1992 when he became Vice President and Group General Manager. In 1994, Mr. Lunger joined Nashua Corporation, a conglomerate with diverse businesses ranging from office supplies to photo finishing, serving as Chief Administrative Officer and acting Chief Executive Officer until 1995. From 1995-1997, Mr. Lunger served as Senior Vice President and Chief Financial Officer of Oak Industries, Inc., a developer, manufacturer and supplier of active and passive components to the telecommunications industry. Mr. Lunger joined Millipore as Vice President and Chief Financial Officer in 1997, becoming Executive Vice President and Chief Operating Officer of the Company in 2000. He was elected President and Chief Executive Officer in 2001. Mr. Lunger has been a Director of Millipore since 2001, becoming Chairman of the Board in April 2002. Mr. Lunger serves as a Trustee of the Landmark School (Prides Crossing, MA).

Term Expiring at the 2006 Annual Meeting of Stockholders (Class I)

Mark Hoffman, 65, Independent Investor and Consultant

Mr. Hoffman has been a Director of Millipore since 1976, and is currently Chairman of the Governance and Public Policy Committee.

Mr. Hoffman received an undergraduate degree from Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Guinness Flight Venture Capital Trust PLC, London. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Hermes Focus Asset Management Limited, London.

John F. Reno, 64, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

Mr. Reno has been a Director of Millipore since 1993, and is currently Chairman of the Audit and Finance Committee.

Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is Chairman of the Board of Trustees of the Boston Museum of Science. Mr. Reno is the founder of “A Better Chance” program for disadvantaged youths in Winchester, Massachusetts, and a Director of the CEOs for Better Education in Massachusetts. He is also a Director of Nelson Irrigation Corporation and Vice-chair of Board of Overseers of WGBH, Boston.

Karen E. Welke, 59, Retired Group Vice President, Medical Markets, 3M Corporation

Ms. Welke has been a director of Millipore since December 2002 and is currently a Member of the Management Development and Compensation Committee.

Ms. Welke received her education at Wittenberg University and the University of Wisconsin in Milwaukee. In 1989 she attended the London School of Economics International Business Program, sponsored by the University of Texas. In 1965, she joined Will Ross, Inc., Milwaukee, Wisconsin and over the following ten years she held various sales, marketing and product management positions. Ms. Welke joined 3M in 1976 in market development for the Surgical Products Division. In 1981 she was appointed International Director for that division, and in 1984 Ms. Welke was appointed Group Director, Healthcare, 3M Europe, Brussels, Belgium. She returned to the U.S. in 1986 as General Manager, 3M Sarns, Inc., Ann Arbor, Michigan, and in 1989 returned to St. Paul, Minnesota as Vice President, Medical-Surgical Division. In 1991 Ms. Welke returned to Europe as Managing Director, 3M France, and in 1995 she was appointed Group Vice President, Medical Markets, St. Paul, Minnesota. Ms. Welke has served on numerous professional and non-profit organizations, including the board of directors of several U.S. hospitals; The Board of Governors of the American Hospital of Paris; The American Chamber of Commerce in France; and the Board of Directors of the Health Industry Manufacturers Association (now AdvaMed). Now retired from 3M, Ms. Welke serves on the boards of the St. Crois Valley United Way, Minnesota and Project HOPE, Millwood, Virginia. She is a corporate director for Pentair, Inc., St. Paul, Minnesota and Medical Network International, Calgary, Canada.

Committees, Meetings and Fees of Directors

The Millipore Board of Directors has three standing committees.

The Audit and Finance Committee is comprised of at least three directors. In the opinion of the Board of Directors, three of the Committee members, Mr. John Reno, Ms. Maureen Hendricks and Dr. Robert Bishop each satisfy the definition of “audit committee financial expert” as contained in Item 401 of SEC Regulation S-K. They are all “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. In addition, all of the committee members are “independent” as defined in the NYSE listing standards applicable to corporate governance. The Board of Directors has adopted a charter setting forth this Committee’s audit-related responsibilities which include, among others: recommending the selection of the independent accountants to the Board of Directors; approving the scope of and fees for services rendered as well as reviewing the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore’s annual reports. See “Charter of the Audit and Finance Committee,” Appendix “A” to this Proxy Statement and “Report of the Audit and Finance Committee,” p. 14. The Audit and Finance Committee held eight meetings during 2003. In addition, the Chair of the Audit Committee consults with management periodically and as particular situations require.

The Governance and Public Policy Committee is comprised of at least three directors, all of whom satisfy the “independence” rules under the NYSE listing standards applicable to corporate governance. This Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. It has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. The Committee may also retain the services of a third party search firm to assist in identifying and evaluating potential nominees. To qualify as a member of the Board of Directors, a candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board of Directors determine to be desirable given the then current makeup of the Board. The Committee evaluates recommendations for nominee candidates received from shareholders in the same manner as it would evaluate recommendations from other directors and management. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. (See “Charter of the Governance and Public Policy,” Appendix “B” to this proxy statement. The Charter is also located on Millipore’s website: www.millipore.com.) The Governance and Public Policy Committee held three meetings during 2003.

The Management Development and Compensation Committee is composed of “independent directors” as defined under applicable regulations of the Securities Exchange Act of 1934, as amended relating to independent directors who are not officers or employees (or former officers or employees) of the Company and do not have “interlocking” or other relationships with Millipore that would detract from their independence as Committee members. Each of the members of the Management Development and Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and an “independent director” under the New York Stock Exchange listing standards applicable to corporate governance. The Committee reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers the Millipore Incentive Plan and equity incentive plans. (See “Management Development and Compensation Committee Report on Executive Compensation at Millipore.”) It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities. (The Charter of the Compensation Committee is located on the Millipore website: www.millipore.com.) The Management Development and Compensation Committee held four meetings during 2003.

During 2003, the Millipore Board of Directors held seven meetings. It is the policy of the Board of Directors that Directors are expected to make good faith efforts to attend all Board and assigned Committee meetings and the Annual Meeting of Stockholders. All Directors attended at least 75% of the Board and relevant committee meetings held during 2003, except for Ms. Welke. Two Directors were unable to attend the 2003 Annual Meeting of Stockholders.

Robert Bishop is the Lead Director of Millipore’s Board of Directors and, among other things, serves as the “presiding director” at all executive sessions of “non-management directors.”

Effective May 1, 2003, each Director received a fixed annual retainer ($48,000) payable quarterly, and was entitled to receive additional annual compensation for services on a committee. The fees for such committee services range from $8,000 per year (Management Development and Compensation Committee; Governance and Public Policy Committee) to $18,000 per year (Audit and Finance Committee), with Directors serving as Chair of committees receiving an additional annual payment of $3,000-$5,000, and the Lead Director receiving an additional payment of $5,000 per year. Mr. Lunger receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director.

Prior to June 30, 2002, Directors could elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation phantom stock units (“Purchased Units” by entering into agreements with the Company whereby fees otherwise payable for services as a director were transferred to the director’s deferred compensation stock unit account (“deferred account”) (see Footnote (1) to table on p. 25). At its meeting in June, 2002, the Board of Directors voted to discontinue the deferral of directors’ fees into “Purchased Units” and, in lieu thereof, to pay all fees in cash to directors, or to allow for the creation of a tax-deferred cash account.

In addition to the compensation set forth above, “Eligible Directors” (those who are not employees of Millipore) receive stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors (the “1999 Plan”). Mr. Lunger is not an Eligible Director. Under the terms of the 1999 Plan, as amended and approved by the Stockholders at the Annual Meeting held in April 2003, each Eligible Director receives an option to purchase 5,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,500 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value (as defined in the 1999 Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, an appropriate adjustment in the option price and number of shares granted shall be made. In October 2003, the Board of Directors approved an amendment to the 1999 Plan to clarify certain provisions relating to a “Change of Control” (defined in the 1999 Plan) of the

Company to provide that all options outstanding immediately preceding a Change of Control become fully vested and immediately exercisable. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a Director is provided for in cases where such service terminates as a result of incapacity or death or after retirement (at the mandatory retirement age) of a director from the Board of Directors.

Management Development and Compensation Committee Report on Executive Compensation at Millipore

The Management Development and Compensation Committee of the Board of Directors (“the Compensation Committee”) has furnished the following report on its policies and procedures with respect to determining compensation for Millipore’s executive officers for 2003. The tables and textual information set forth following the report (pp. 16-20) disclose such compensation for the five most highly compensated executive officers for 2003.

The Company’s compensation program for executive officers, including the Chief Executive Officer (“CEO”) consists of three elements: base compensation; annual incentive awards and equity incentive compensation. In establishing the amount of compensation in all forms for the CEO as well as the other executive officers of the Company, the Compensation Committee establishes total target cash compensation (salary plus incentive payment to be earned if “target performance” (described below) is met) for the CEO and for the other executive officers. The total target cash compensation for the CEO is intended to be competitive with those of a group of companies to which Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the “Comparables”) and which, with respect to total target compensation set for the year 2003 include a number of diverse companies in the life science and pharmaceutical markets. Total target cash compensation for substantially all of the other executive officers is set in a similar manner. These Comparables are not the same companies included in the Performance Graph on p. 15, because the Compensation Committee believes that the Comparables are more representative of those companies with whom Millipore competes for executive talent. An outside consulting firm assists the Compensation Committee in determining the total target cash compensation for the CEO and other executive officers.

In establishing total compensation for the CEO and the other executive officers for 2003, the Compensation Committee determined that the Company’s equity compensation program for the CEO and for the other executive officers named in the Summary Compensation Table would consist entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. The grant awards are set annually by the Compensation Committee for the CEO, subject to Board approval, and by the CEO (subject to approval of the Compensation Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration equity incentive opportunities for similar positions in the Comparables; the performance of the executive officer; and the executive officer’s prior equity incentive awards.

Annual incentive payments are awarded under the Millipore Incentive Plan (“Incentive Plan”). The Incentive Plan is designed to create an award pool based on a formula-based assessment of the performance of the Company and (for business unit executives other than executive officers) individual Business Units with respect to predetermined financial and operational objectives (“Financial Performance Metrics”). These Financial Performance Metrics and their relative weight may change from year to year, but typically include revenue growth, profitability and cash flow. The Compensation Committee approves the Company and Business Unit goals; establishes personal goals for the CEO; and reviews the establishment by the CEO of the personal goals for the other executive officers.

The incentive award pool for executive officers including the CEO is based solely on overall Company performance. Levels of Company performance are defined in relation to corporate goals as “Target” (the expected level of performance); “Threshold” (the minimum level of performance, below which no incentive payment will be made) and “Stretch” (incentive in excess of Target, based on performance in exceeding financial and operational goals). If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, additional incentive payment will be payable. For 2003, target incentive opportunities ranged from 0 to 85% of base salary for all participants (approximately 2000 participants) depending on the employee’s level of responsibility. The target incentive opportunity for the CEO is determined annually by the Compensation Committee.

In January 2003, the Company moved the commencement date for annual compensation adjustments (base compensation and equity compensation) for all U.S. employees from January 1 to March 1 (with a one-time compensation adjustment in March, 2003 to accommodate the initial two-month transition period). The Compensation Committee, therefore, modified its practice with respect to establishing annual base compensation and equity compensation for executive officers to conform to the Company’s practice with respect to its other employees. At its meeting in February 2003, the Compensation Committee, reviewed the competitive analysis data provided by its outside consultants for chief executive officers of the Comparables, and evaluated Mr. Lunger’s performance during the prior year. Mr. Lunger’s base compensation for 2003 was fixed at $630,000 (adjusted in the manner described above). The difference from the base salary he received in 2002 ($600,000) resulted from analysis of data for other executive officers with similar job responsibilities. Adjustments in the base salaries of all of the other executive officers for 2003 resulted as well. The Compensation Committee also reviewed equity incentive opportunities for individual executive officers (including the CEO), taking into account equity compensation for similar positions in the Comparables; the performance of the executive officer and the executive officer’s prior equity incentive awards. The number of stock options granted to Mr. Lunger was 220,000. Stock options were granted to all of the other executive officers for 2003 as well.

Incentive (cash) awards under the Incentive Plan are approved by the Compensation Committee in February of each year and relate to achievement of Company performance and personal goals for the prior year. Incentive payments for 2003 were determined by the Compensation Committee at its meeting held in February 2004. The Compensation Committee reviewed the results of financial operations for 2003 and approved the incentive payments for the eligible group (paid in March 2004) in the amounts set forth in the Summary Compensation Table (p. 16). Incentive payments received in 2004 are eligible for deferral under the Deferred Compensation Plan. The Deferred Compensation Plan provides that certain members of senior management may elect, under terms provided by the Deferred Compensation Plan, to defer payment of a portion of the following calendar year’s Incentive Plan bonus, if any (and a portion of base compensation not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency.

Amounts deferred under the Deferred Compensation Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency.

In general, the Committee intends all payments to be tax deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company’s senior executives who are required to be named in the Summary Compensation Table. In order to retain maximum flexibility in administering the Incentive Plan and to pay competitive compensation reflecting the business dynamics of the markets the Company serves, and to reward executives appropriately, the Company may make payments that do not satisfy the deductibility requirements of Section 162(m) of the Code.

In 2003 the Committee, at the direction of the Board of Directors, evaluated the Company’s policies relating to security arrangements (executive termination (change of control) agreements and severance practices) for executive officers. Millipore had, for many years, entered into executive termination agreements with executive officers providing for certain compensation and benefits in the event the Company was subject to a change of control (a term defined in the agreements). The Committee determined, that it was in the Company’s best interest to review the broad range of security arrangements provided to executive officers, and to compare similar arrangements for executive officers in those companies to which Millipore would look for executive talent. The Committee, as well as the entire Board of Directors, assisted by outside consultants, reviewed data on security arrangements from various sources and determined that the Company would enter into new security arrangements (executive termination (change of control) and severance agreements) with Millipore’s executive officers. (See “Executive Termination Agreements and Severance Agreements.”)

The foregoing report has been furnished by the Management Development and Compensation Committee.

Maureen A. Hendricks, Chairwoman of the Compensation Committee
Richard J. Lane
Karen E. Welke

Report of the Audit and Finance Committee

The Audit & Finance Committee (the “Audit Committee) has furnished the following report with respect to its activities for the fiscal year ending December 31, 2003.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2003 audited by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent auditors. The Audit Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 (“Auditing Standards”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), relating to that firm’s independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2003 for filing with the Securities and Exchange Commission.

Fees:    Set forth below are the aggregate fees and “out of pocket” expenses billed (or expected to be billed with respect to 2003), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal years ended December 31, 2003 and December 31, 2002:

	Year End 12/31/03	Year End 12/31/02
Audit fees (1)	$1.1	$0.9
Audit related fees	0.1	0.1
Tax fees	0.6	0.7
All other fees	—	—

(1)	Audit fees for 2003 consisted of $0.8 for U.S. GAAP audit fees; $0.3 million for foreign statutory audits. Audit fees for 2002 consisted of $0.6 for U.S. GAAP audits and $0.3 million for foreign statutory audits.

PricewaterhouseCoopers provided no management consulting or internal auditing services during 2003. Ernst & Young provided internal auditing services during 2003, the fees for which were $0.3 million.

The Audit Committee approved the continued provision by PricewaterhouseCoopers of tax services in the areas of compliance, transfer pricing, assistance with tax examinations and tax consulting and planning.

The foregoing report has been furnished by the Audit and Finance Committee.

John F. Reno, Chairman of the Audit Committee
Robert C. Bishop
Maureen A. Hendricks
Edward M. Scolnick

Comparative Performance Graph

The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from “100” on December 31, 1998 through December 31, 2003 among Millipore, the S&P 500 Index and each of the following indices: the S&P 500 Healthcare Equipment & Supplies Index and the 500 S&P Electronic Equipment and Supplies Index. In January 2003 Standard & Poor’s reclassified Millipore into the S&P Health Care Equipment & Supplies Index from Millipore’s prior classification in 2002 (S&P Electronic Equipment and Supplies Index) as the result of the “spin off” of Millipore’s microelectronics business. Total return data for both indices (including Millipore) is set forth below.

Comparison of Five Year Cumulative Total Return

The information which forms the basis for the graph above has been provided by Standard & Poor’s Compustat, a division of McGraw Hill.

Executive Compensation

The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 5, 2004, to each of the five most highly compensated executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore’s fiscal years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation*			Long Term Compensation**
Awards
Name and Principal Position or Number in Group	Year	Salary (1)	Bonus (2)	Restricted Stock Awards (3)	Securities Underlying Options (#) (4)	All Other Compensation (5)
Francis J. Lunger Chairman; President and Chief Executive Officer	2003 2002 2001	$629,980 600,000 477,692	$165,000 150,000 668,433	$0 0 0	220,000 0 248,798	$69,479 112,424 89,340

Susan L. N. Vogt Vice President	2003 2002 2001	$302,380 287,976 240,000	$40,000 54,715 217,285	$0 0 0	70,000 0 90,472	$38,160 52,854 47,827

Kathleen B. Allen Vice President, Chief Financial Officer	2003 2002 2001	$289,980 275,990 240,001	$57,816 52,438 357,378	$0 0 0	60,000 0 79,163	$37,061 64,806 43,105

Jeffrey Rudin Vice President, General Counsel	2003 2002 2001	$280,798 269,984 250,160	$51,320 42,657 343,919	$0 0 0	50,000 0 73,509	$28,497 53,553 46,904

Dominique F. Baly Vice President	2003 2002 2001	$276,637 265,980 243,750	$78,138 50,536 268,898	$0 0 0	60,000 0 79,163	$31,863 78,458 65,111

Footnotes to Summary Compensation Table

*	Column captioned “Other Annual Compensation” (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 2003 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported for executive officers individually.

**	Column captioned “Payouts” has not been included because Millipore does not have any long term incentive plans.

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified.

(2)	Amounts set forth for 2001, 2002 and 2003 indicate amounts paid in 2002, 2003 and 2004, respectively, under the Management Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. (See “ Management Development and Compensation Committee Report on Executive Compensation at Millipore.”)

(3)	The value of Restricted Stock is determined by multiplying the number of Restricted Shares awarded by the closing price of Millipore Common Stock on the effective date of the grant. On January 3, 2004 the following executive officers held the total number/current market value of Restricted Stock (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 2003 ($43.05 per/share)): Mr. Lunger, 10,000 shares/$430,500; Ms. Vogt, 2,000 shares/$86,100; Ms. Allen, 3,333 shares/$143,486; Mr. Rudin, 2,000 shares/$86,100; and Mr. Baly, 2,000 shares/$86,100.

(4)	In 2003, the Compensation Committee modified its prior practice and determined annual compensation (base compensation and equity compensation) for executive officers in February of the current year. Prior to 2002, stock options were granted in December of each year. As a result, no stock options were granted to executive officers during the fiscal year ending December 31, 2002.

(5)	2003 amounts include: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin, and Mr. Baly of $13,260 each; (b) Company “matching” contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $3,000, $6,000, $6,000, $3,000, and $3,000 to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly, respectively; and (c) total amounts deferred under the Company’s non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $53,219, $18,900, $17,801, $12,237, and $15,603 to Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly, respectively, (d) amounts paid to Ms. Vogt of $1,500 and $1,000 during 2002 and 2001, respectively pursuant to the Millipore Vacation Sell Program under which eligible employees may sell back to Millipore up to five days of earned vacation annually (further limited to $500 per day), and (e) amounts contributed by Millipore SAS (France) on behalf of Mr. Baly for 2002 and 2001, of $23,494 and $22,009, respectively, under the government-sponsored retirement plans in France (“AARCO” and “AGIRC”) for employees and former employees of Millipore SAS.

Stock Options Granted in 2003

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1999 Stock Incentive Plan (“1999 Plan”) during the period January 1, 2003-December 31, 2003, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1999 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant of the options granted using the Black-Scholes methodology. Under the 1999 Plan, no options may be granted to Directors who are not employees of Millipore.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2003	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($13.2227) (1)
Francis J. Lunger	220,000	12.3	$31.94	2/13/2113	$2,908,904
Susan L. N. Vogt	70,000	3.9	$31.94	2/13/2113	925,589
Kathleen B. Allen	60,000	3.4	$31.94	2/13/2113	793,362
Jeffrey Rudin	50,000	2.8	$31.94	2/13/2113	661,135
Dominique F. Baly	60,000	3.4	$31.94	2/13/2113	793,362

(1)	The 1999 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Unless otherwise agreed to by the Company or as may be otherwise provided by the 1999 Plan, options expire ninety days after termination of employment, except the 1999 Plan provides automatically for continued vesting and ability to exercise stock options previously granted for a fixed period of time after retirement (at a certain age and with a certain number of years of service) from the Company. In the event of a Change of Control (as defined in the 1999 Plan), options under the 1999 Plan become fully vested and immediately exercisable and each outstanding share of Restricted Stock shall immediately become free of all restrictions and conditions. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price.

(2)	The fair market value of each option granted is estimated on the date of grant using the Black-Scholes model with the following assumptions in 2003: risk free interest of 4.21%; expected life of five years; expected volatility of 40% and no dividend.

Aggregated Option Exercises in Fiscal Year 2003 and December 31, 2003 Values of Unexercised Stock Options

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to stock option exercises during 2003 and unexercised options to purchase Millipore Common Stock granted in 2003 and prior years under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans).

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at 12/31/03 Exercisable/ Unexercisable	Value of Unexercised In the Money Options at 12/31/03 (2) Exercisable/ Unexercisable
Francis J. Lunger	0	0	376,704/369,843	$1,953,748/2,503,212
Susan L. N. Vogt	0	0	110,320/122,304	$639,333/794,092
Kathleen B. Allen	2,126	$55,111	107,573/108,062	$628,236/686,269
Jeffrey Rudin	0	0	141,477/95,801	$961,683/576,482
Dominique F. Baly	43,315	$596,005	72,209/106,649	$151,071/682,992

(1)	Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2)	Measured by the difference between the closing market value of Millipore Common Stock on December 31, 2003 ($43.05), and the exercise price of the option (prior to the payment of taxes).

Pension Plans

The table below shows the estimated annual benefits payable in 2003 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

	Estimated Annual Minimum Retirement Benefits for Indicated Years of Credited Service
Average Earnings During Five Highest Consecutive Years in Fifteen Years Prior To Retirement	15	20	25	30 (and more than 30) (1)
$ 300,000	62,281	83,041	103,801	124,561
$ 350,000	73,156	97,541	121,926	146,311
$ 400,000	84,031	112,041	140,051	168,061
$ 450,000	94,906	126,541	158,176	189,811
$ 500,000	105,781	141,041	176,301	211,561
$ 550,000	116,656	155,541	194,426	233,311
$ 600,000	127,531	170,041	212,551	255,061
$ 650,000	138,406	184,541	230,676	276,811
$ 700,000	149,281	199,041	248,801	298,561
$ 750,000	160,156	213,541	266,926	320,311
$ 800,000	171,031	228,041	285,051	342,061
$ 850,000	181,906	242,541	303,176	363,811
$ 900,000	192,781	257,041	321,301	385,561
$ 950,000	203,656	271,541	339,426	407,311
$1,000,000	214,531	286,041	357,551	429,061
$1,050,000	225,406	300,541	375,676	450,811
$1,100,000	236,281	315,041	393,801	472,561

(1)	There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

The Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”) is a tax-qualified defined benefit “floor” plan which is designed to coordinate with the benefits available to participants under the Company’s tax-qualified defined contribution profit sharing plan (“Participation Plan”) to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and average compensation over the five-year period prior to retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

Millipore also maintains a supplemental non-qualified excess benefit plan (the “Supplemental Plan”), to operate in conjunction with the Company’s tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k) Plan) to provide certain “key” employees (16 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the “Code”) limiting the amount of retirement benefits and deferred compensation that may be received under the Company’s tax-qualified plans. The Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and employer “matching” contributions to those deferrals and contributions made under the tax-qualified savings plan investment options (including a “mirror image” Millipore Common Stock fund). Participant accounts in the “mirror image” stock fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month. Prior to the Company’s discontinuance of paying a cash dividend to stockholders in January 2002, dividends payable on Millipore Common Stock were also credited to the “mirror image” stock fund as deferred compensation stock units. Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant’s termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 2003 full years of credited service under the Retirement Plan for certain officers were: Mr. Lunger – 6 years; Ms. Vogt – 22 years; Ms. Allen – 20 years; Mr. Rudin – 7 years; and Mr. Baly – 15 years. Prior to 2003, Mr. Baly participated in the retirement plans sponsored by the French government (“AARCO” and “AGIRC”) that provide a basic monthly retirement allowance for participants based on factors including salary, length of service and age at retirement.

Executive Termination Agreements and Severance Agreements

Prior to 2003, Millipore had in effect executive termination (change of control) agreements with the Company’s executive officers, including Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly as well as seven other executive officers to provide them with certain severance benefits in the event of an actual or impending “Change of Control” of Millipore (a term defined in the agreement).

In 2003 the Board of Directors determined that it was in Millipore’s best interest to enter into modified Executive Termination (change of control) Agreements and new Officer Severance Agreements with Mr. Lunger, Ms. Vogt, Ms. Allen, Mr. Rudin and Mr. Baly as well as seven other executive officers (see “Management Development and Compensation Committee Report on Executive Compensation at Millipore”).

Executive Termination Agreements

The Executive Termination Agreements supersede the previous executive termination agreements which have been terminated. The Executive Termination Agreement provides that if an impending change of control (as defined in the Executive Termination Agreement) occurs, the executive agrees to remain employed by the Company through the period ending 180 days following the occurrence of any change of control (as defined in the Executive Termination Agreement) or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a change of control. No benefits are payable under the Agreement unless a change of control occurs.

The Executive Termination Agreement provides that in the event of the executive’s termination of employment within two years following a change of control, unless such termination is by the Company for cause or due to the executive’s disability, by reason of the executive’s death, or by the executive without good reason (each as defined in the Executive Termination Agreement), the executive is entitled to the following payments and benefits: •a lump sum severance amount equal to 2.99 (2.00, in the case of all officers other than Mr. Lunger) times the sum of (1) the highest base salary payable during the three-year period ending on the date of termination of employment, plus (2) the greater of (a) the highest actual bonus earned in respect of the three most recently completed years prior to termination of employment and (b) the target annual bonus for the year in which the termination of employment occurs; •a pro-rata target annual bonus for the year in which termination of employment occurs; •continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family for a period of three years (two years for all officers other than Mr. Lunger), or, if earlier, until the date that the executive receives from another employer not less favorable benefits; and •a supplemental retirement payment to provide the executive with an aggregate Company-provided pension benefit in an amount that would have been payable under the Company’s qualified and nonqualified pension plans and programs if (1) the executive’s compensation were equal to the compensation used to determine the executive’s lump sum severance payment set forth above, (2) the executive were credited with 2.5 times the actual number of years of service, with a minimum of ten years of such credited service for purposes of determining both vesting and benefit amounts and (3) the executive were to receive the benefit of any subsidized early retirement provisions regardless of the executive’s actual age at termination of employment. The termination by the executive of his or her employment for any reason or no reason at the conclusion of the 180-day period following the occurrence of a change of control will be treated as a termination of employment with good reason.

The Executive Termination Agreement provides that upon a change of control, all outstanding stock options become fully vested and immediately exercisable (and each option shall remain fully exercisable until its originally scheduled expiration date) and all restrictions on restricted stock shall lapse. In addition, the executive receives a full gross-up payment for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that the executive is placed in the same after-tax position as he would have been in had no excise tax been imposed. If the executive is employed by the Company as of the change of control (or terminates employment prior to the change of control for good reason), the Executive Termination Agreement provides that the executive will have the right, during the 90 days period following the change of control, to sell to the Company all shares of Company common stock owned by him at the time of, or acquired by him within 90 days after, a change of control. The purchase price to be paid by the Company shall be the highest price paid for shares of Company common stock by the party effecting the change of control, within 90 days prior to the date of exercise the put right.

Officer Severance Agreements

The Officer Severance Agreements provide the executives with certain severance benefits in the event of a termination of employment in the absence of a change of control. An officer cannot receive duplicate benefits under both the Executive Termination Agreement and the Officer Severance Agreement. In the event of the executive’s termination of employment by the Company other than for cause and other than due to the executive’s death or disability, the executive is entitled to the following payments and benefits: •an amount equal to 2.00 (in the case of all officers other than Mr. Lunger, the severance multiple will be the sum (but not more than 2.00) of (1) one plus (2) the quotient obtained by dividing the number of the executive’s full years of service as of the date of termination of employment by 12) times the sum of (a) the current base salary and (b) the annual target bonus for the year in which termination of employment occurs, paid in substantially equal installments over the severance period (measured in the number of years and/or fractions thereof equal to the executive’s severance multiple), provided that if the executive becomes employed by another employer prior to the expiration of the severance period, then in lieu of receiving any future installment payments the executive will receive a lump sum payment of 50% of the aggregate then remaining unpaid installments; •a pro-rata target annual bonus for the year in which termination of employment occurs; •continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family as made available to the Company’s active employees for a period of two years (in the case of all officers other than Mr. Lunger, the period will be the same as the severance multiple, expressed in full and partial years), or, if earlier, until the date that the executive receives from another employer not less favorable benefits; •50% of the executive’s then outstanding unvested stock options and 50% of the executive’s then outstanding shares of restricted stock (and 50% of any other then outstanding unvested equity-based awards) shall vest and any restrictions on such restricted stock shall lapse, and, in the case of stock options, become exercisable as of the date of termination of employment (and remain exercisable for up to six months thereafter); and •outplacement services for the duration of the severance period. No benefits are payable under the Officer Severance Agreement in the event the executive’s employment is terminated by reason of his voluntary resignation, death or disability or by the Company for cause. No benefits will be payable under the Officer Severance Agreement unless the executive first executes a waiver and general release in favor of the Company relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of such employment.

Pursuant to the Officer Severance Agreement, for the duration of the severance period, each executive agrees to customary covenants relating to noncompetition, nonsolicitation and nonhiring, provided that the executive is not bound by these covenants unless he or she is entitled to receive severance benefits under the

Officer Severance Agreement, and provided further that these covenants do not apply if the executive is entitled to receive severance payments and benefits under the Executive Termination Agreement. Each executive also agrees to a customary nondisclosure covenant.

Certain Relationships and Related Transactions

During 2003, Merck & Co., Inc. purchased an aggregate of $12.9 million of products from Millipore and its subsidiaries. Dr. Edward M. Scolnick, a Director of Millipore since December 2001 was, until December 2002, Executive Vice President, Science & Technology, Merck & Co., Inc. and President of Merck Research Laboratories. Dr. Scolnick is currently President Emeritus, Merck Research Labs. The relationship between Millipore and Merck & Co., Inc. predates by many years Dr. Scolnick’s election as a Director. During 2003, the Company paid Salomon Smith Barney, Inc. less than $0.1 million in fees in connection with administering the Company’s Employee Stock Purchase Plan. Maureen A. Hendricks, a Director of Millipore since 1995, had served as a Managing Director of Salomon Smith Barney, Inc. These relationships do not affect the “independence” of these directors under applicable regulations of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards applicable to corporate governance.

During 2003, Millipore expended approximately $150,000 for hotel accommodations and business functions at one or more hotels located in close proximity to its wholly-owned subsidiary Millipore SAS in Molsheim, France. These hotels are owned by a brother of Dominique F. Baly, a Vice President of Millipore.

Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 5, 2004. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)		% of Class
Kathleen B. Allen	132,360.5		*
Dominique F. Baly	115,237.9		*
Daniel Bellus	10,829.8		*
Robert C. Bishop	20,809.2		*
Maureen A. Hendricks	27,032.5		*
Mark Hoffman	32,524.1		*
Richard J. Lane	12,412.1		*
Francis J. Lunger	454,121.2		*
John F. Reno	31,882.1		*
Jeffrey Rudin	164,514.9		*
Edward M. Scolnick	4,772.7		*
Susan L. N. Vogt	128,315.5		*
Karen E. Welke	1,625		*
All Directors and Executive Officers as a Group (20 persons including those listed above)	1,510,251.8	(2)

*	None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1)

Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors (and the predecessor 1989 Plan), which the following directors have the right to acquire within 60 days of March 5, 2004: Mr. Reno, 16,894 shares; Mr. Hoffman, 16,894 shares; Ms. Hendricks, 19,156 shares; Dr. Bishop, 14,632 shares; Mr. Lane, 10,108 shares; Dr. Bellus, 10,108 shares; Dr. Scolnick, 3,887 shares; Ms. Welke, 1,625 shares; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans) which the following executive officers have the right to acquire within 60 days of March 5, 2004: Mr. Lunger, 431,704 shares; Ms. Vogt, 120,356 shares; Ms. Allen, 122,573 shares; Mr. Rudin, 153,977; and Mr. Baly, 87,209 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units (“Purchased Units”) credited to the accounts of the following directors: Dr. Bellus, 721.80 units; Dr. Bishop, 4,677.17 units; Ms. Hendricks, 6,376.46 units; Mr. Hoffman, 2,887.8 Mr. Lane, 2,304.05 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67. Prior to June 2002 directors could elect to defer all or any portion of their fees into Purchased Units (based upon 100% of the fair market value of Millipore Common Stock on the conversion dates specified in the agreements as well as purchased units equivalent to dividends declared on Millipore stock prior to June 2002). Purchased Units are payable only in cash upon the Director’s retirement or earlier termination of service from the Board of Directors or in the event of a merger, consolidation, statutory share exchange, sale of assets or other corporate transaction. The Board of Directors voted to discontinue the deferral of directors’ fees into Purchased Units in June 2002. Also included are 568.13 deferred compensation phantom stock units credited to the account of Mr. Lunger under the Company’s non-qualified Supplemental Plan (see Pension Plans at p. 20), and acquisitions Ms. Vogt and Messrs. Rudin and Baly of 111.44 shares, 756 shares, and 753.9 shares, respectively, under the Company’s 1995 Employees’ Stock Purchase Plan, as amended (the “Stock Purchase Plan”) during the plan quarters ending February 2003 through February 2004. All regular employees, including executive officers (approximately 2500 employees in 2003) are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan provides for a series of annual offerings, commencing on June 1st (“Offering Date”), and permits eligible participants to purchase shares of Millipore Common Stock by means of payroll deduction at the lower of 85% of the Fair Market Value on the Offering Date or 85% of the Fair Market Value on the last day of August, November, February and May (“Alternate Offering Dates”). The Stock Purchase Plan provides for certain limitations on the maximum amount of payroll deductions to purchase shares and the maximum number of shares that can be purchased by any participant during an Offering Period. It is intended that the Stock Purchase Plan constitutes an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986.

(2)	Includes 1,377,556 shares subject to acquisition by Directors and Officers within 60 days of March 5, 2004 through the exercise of stock options. The foregoing aggregate figure represents approximately 3% of the issued and outstanding stock on that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Millipore’s Directors and Officers and persons who own more than 10 percent of Millipore’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

Equity Compensation Plan Benefit Information

The following table shows, as to the Company’s equity compensation plans in effect on December 31, 2003: (i) the number of securities to be issued upon exercise of outstanding stock options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors; (ii) the weighted-average exercise price per share of outstanding options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors and (iii) the total shares remaining available for future issuance under the Millipore Corporation 1999 Stock Incentive Plan; the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors and the Millipore Corporation Employees Stock Purchase Plan:

Plan category*	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation Plans approved by Stockholders	5,829,949	$39.86	6,374,655
Equity compensation Plans not approved by Stockholders	0	0	0

(c)	Included in the shares listed in column (c) are 973,129 shares available for future issuance under the Millipore Corporation Employees Stock Purchase Plan.

Other Principal Holders of Millipore Common Stock

As of March 5, 2004 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore’s only class of voting securities.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
PRIMECAP Management Company 225 South Lake Avenue, Ste. 400 Pasadena, CA 91101	2,820,000	(1)	5.78%

FIDELITY MANAGEMENT & RESEARCH CO. 82 Devonshire Street Boston, MA 02109	4,038,156	(2)	8.27%

MANNING & NAPIER ADVISERS, INC. 1100 Chase Square Rochester, NY 14604	3,015,321	(3)	6.18%

MASSACHUSETTS FINANCIAL SERVICES Company 500 Boylston Street – 15th Floor Boston, MA 02116	3,518,540	(4)	7.21%

(1)	Of the shares reported as beneficially owned by PRIMECAP Management, a registered investment company, it has sole power to vote or direct the vote of all of such shares.

(2)	Of the shares reported as beneficially owned by FIDELITY MANAGEMENT & RESEARCH CO., including certain of its wholly-owned subsidiaries, has sole power to vote or to direct the vote of 186,586 of such shares, and sole power to vote or dispose or direct the disposition of all of such shares.

(3)	Of the shares reported as beneficially owned by MANNING & NAPIER ADVISERS, INC., a registered investment adviser, it has sole voting power with respect to 2,747,246 of such shares and sole dispositive power with respect to 268,075 of such shares.

(4)	Of the shares reported as beneficially owned by MASSACHUSETTS FINANCIAL SERVICES COMPANY, a registered investment adviser, it has sole voting power with respect to 3,273,740 of such shares and sole dispositive power with respect to all of such shares.

The foregoing is based upon information received from the above beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission.

ACCOUNTANTS

Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, has reported on Millipore’s annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected PricewaterhouseCoopers, L.L.P as Millipore’s independent public accountants for fiscal 2004 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See “Management and Election of Directors” and “Report of Audit and Finance Committee” for names of those Directors comprising the Audit and Finance Committee.

Millipore’s financial statements for 2003 were examined and reported upon by PricewaterhouseCoopers, L.L.P. In connection with this examination they also reviewed Millipore’s Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore’s retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

STOCKHOLDER PROPOSALS

The deadline for receipt of stockholder proposals for inclusion in Millipore’s 2005 Proxy Statement is November 20, 2004. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821. Attention: Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date.

The deadline for receipt of timely notice of stockholder proposals for submission to the Millipore 2005 Annual Meeting of Stockholders without inclusion in Millipore’s 2005 Proxy Statement is February 3, 2005. Unless such notice is received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders can communicate directly with the Board of Directors by writing to: Board of Directors, Millipore Corporation, 290 Concord Road, Billerica, MA 01821. Communications can also be sent directly to individual directors by addressing letters to their name c/o Board of Directors at the foregoing address. These Communications will be reviewed by the Chairman of the Board, who will determine whether or not the communication will be relayed to the Board or the individual director, as appropriate. A Stockholder wishing to communicate only with the non-management members of the Board of Directors can address the communication to: “Independent Directors, c/o Board of Directors” at the address above. These communications will be handled by the Lead Director who presides at meetings of non-management directors.

FORM 10-K ANNUAL REPORT

Stockholders may obtain without charge a copy of Millipore’s Annual Report on Form 10-K for the year ended December 31, 2003 by writing to Geoffrey E. Helliwell, Treasurer, Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

Millipore Corporation

March 22, 2004

Appendix “A”

Charter of the Audit and Finance Committee

The charter of the Audit and Finance Committee shall be:

A.	General:

1.	The Committee shall be comprised of at least three members all of whom shall be independent directors. A member shall have no relationship to the Corporation that may interfere with the exercise of his/her independence from management and the Corporation. Director’s fees are the only compensation a Committee member may receive from the Corporation. Committee members may not be an affiliated person of the Corporation or any of its subsidiaries.

2.	All members of the Committee shall, in the opinion of the Board, be financially literate and at least one member shall, in the opinion of the Board, have accounting or related financial management expertise. A Committee member may not simultaneously serve on the audit committee of more than three public companies.

3.	The independent auditor for the company shall report directly to and be ultimately accountable to the Committee. The Committee shall have the sole authority and responsibility to select, oversee, evaluate, compensate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

4.	The Committee shall determine policy with respect to the retention of the Corporation’s independent auditor for the performance of non-audit professional services in order to assure that the independence of such auditor will not be impaired by any such engagement. The Committee must approve, in advance, any significant non-audit engagement. In this regard the Committee shall be responsible for ensuring that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the company and that the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

5.	The Committee shall oversee (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditors;

6.	The Committee shall evaluate its own performance annually.

7.	The Committee shall have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

8.	The Committee shall be appropriately funded by the Corporation so as to be able to carry out its duties under this Charter.

9.	The Committee shall establish complaint procedures as required by Exchange Act Rule 10A-3(b)(3).

B.	Audit Functions:

1.	To report to the Board the annual selection of the independent auditor of the Corporation.

2.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company. This evaluation shall include a review of the performance of the lead partner on the account.

Before the commencement of the annual examination, discuss in general terms the scope of the examination and the anticipated fees in connection therewith.

Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Also discuss the independent auditor’s “management letter” and/or recommendations with respect to internal controls. Review with the independent auditor any audit problems or difficulties and management’s response. Resolve any disagreements between management and the independent auditor regarding financial reporting.

Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

Discuss guidelines and policies appropriate to (1) earnings press releases and (2) financial information and earnings guidance provided to analysts and rating agencies.

As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

Discuss with management its policies with respect to risk assessment and risk management.

Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

Set clear hiring policies for employees or former employees of the independent auditors.

At such times as it deems appropriate, discuss the quality and depth of staffing in the financial and accounting departments and recent and prospective opinions of the accounting principles board and their impact on the Corporation’s financial statements.

Report regularly to the Board of Directors.

3.	To review with the appropriate officers of the Corporation and the independent auditor the Annual Report on Form 10-K and proxy, as well as the Annual Report to Shareholders.

4.	To review with the appropriate officers of the Corporation and the internal auditors the duties and responsibilities of the internal auditing function and approve the plan for the internal audit of the operational procedures of the Corporation.

5.	To review with the appropriate officers, the Corporation’s policy regarding business ethics and the procedures being used to audit its conformity, as well as review the Corporation’s policy and procedures to ensure compliance with law.

6.	The Committee shall issue the report that SEC rules require be included in the annual proxy statement.

C.	Finance Functions:

1.	To review the financial condition of the Corporation so as to be aware of its total financial strategies, resources, strengths, capabilities and staffing.

2.	To review the Corporation’s long-range and short-term cash flow and financial strategies and plans.

3.	To review and make recommendations to the Board with respect to management proposals concerning long and short-term debt financing, acquisitions, investments, dividend actions, plans and programs involving the purchase or redemption of the Corporation’s securities and capital expenditures of a major nature.

Exhibit “B”

Charter of the Governance & Public Policy Committee

The functions of the Governance & Public Policy Committee shall be:

1.	To initiate, review and assess policies, programs and procedures (governance principles) designed to ensure that the Corporation is governed by its Directors and managed by its executives in a manner best suited to serve its shareholders.

2.	To review the organization and structure of the Board of Directors and to make recommendations as to both committees of the Board and committee functions, as well as to nominate for appointment by the Board, committee members.

3.	To determine, with the assistance of management, a desirable balance of expertise and backgrounds among Board members and to identify and propose individuals qualified to become Board members. The Committee shall have sole authority to retain (on such terms and with such fees as the Committee believes is appropriate) and to terminate any search firm to be used to recruit Director candidates. To qualify as a Board member the candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board determine to be desirable given the then current makeup of the Board.

4.	To develop, with management, a slate of directors for recommendation to the Board for inclusion as “management’s slate” in the proxy statement and for election by the shareholders at the annual meeting.

5.	To recommend to the Board of Directors the compensation to be paid to Directors for serving on the Board and on its committees.

6.	To review, approve, initiate where appropriate, and recommend to the full Board of Directors such amendments to the By-laws and Certificate of Organization as may, from time to time, be deemed necessary.

7.	To initiate, review and assess policies, programs and procedures designed to ensure that the Company, in the conduct of its business continues to respond properly to its social responsibilities and the public interest, and in this connection, without limiting the generality of the foregoing, to on an annual basis, review the Company’s policies and procedures with respect to equal opportunity and diversity in its workplace.

8.	To oversee the evaluation of the Board of Directors.

9.	To evaluate its own performance annually.

General	Principles:

1.	The Committee shall be comprised entirely of independent directors.

2.	Committee members shall serve at the pleasure of the Board which shall determine on a case by case basis an individual’s qualifications to serve as a Committee member.

B-1

MILLIPORE CORPORATION

Annual Meeting of Stockholders April 28, 2004

The undersigned hereby constitutes appoints FRANCES J. LUNGER, KATHLEEN B. ALLEN AND JEFFREY RUDIN and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation (“Millipore”) held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Billerica, Massachusetts on April 28, 2004 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

MILLIPORE

April 28, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided.¯

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted in FAVOR of all nominees

(Proposal 1) and in the discretion of the named proxies as to any other matter that may come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐ FOR ALL NOMINEES	☐ Daniel Bellus
☐ Robert C. Bishop
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Edward M. Scolnick

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. when shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.